Exhibit 99.1

JLL Income Property Trust
Declares 56th Consecutive Quarterly Dividend

Chicago (November 12, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.9 billion in portfolio equity and debt investments, announced that on November 4, 2025 its Board of Directors declared a distribution for the fourth quarter of 2025 of $0.1575 per share. This will be the 56th consecutive distribution paid to its stockholders.

The distribution is payable on or around December 29, 2025 to stockholders of record as of December 23, 2025. On an annualized basis, this gross distribution is equivalent to $0.63 per share and represents a distribution rate of approximately 5.6% on a NAV per share of $11.30 as of September 30, 2025. All stockholders will receive $0.1575 per share less applicable share class specific fees and the annualized distribution rate will differ based on the share class.

“We are proud to maintain JLL Income Property Trust’s reputation as a reliable source of consistent income for our stockholders, with this being our 56th consecutive quarterly distribution payable to stockholders,” said JLL Income Property Trust President and CEO Allan Swaringen. “Over our 13-year history, we have increased the distribution nine times for an average annual increase of 3.8% – providing important inflation-hedging income to our stockholders.”

A third quarter 2025 distribution of $0.1575 per share, less applicable share class specific fees, was paid according to the table below on September 26, 2025 to stockholders of record as of September 23, 2025. Any future distributions will be approved at the discretion of the Board of Directors.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q3 Quarterly Gross Distribution per Share	$0.1575	$0.1575	$0.1575	$0.1575
Less: Dealer Manager Fee per Share	—	$(0.00856)	$(0.00865)	$(0.02461)
Q3 Quarterly Net Distribution per Share	$0.1575	$0.14894	$0.14885	$0.13289
NAV per Share as of September 30, 2025	$11.30	$11.32	$11.31	$11.29
Annualized Net Distribution Yield Based on NAV as of September 30, 2025	5.6%	5.3%	5.3%	4.7%

1 A stockholder servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2 A stockholder servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3 A stockholder servicing fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),

JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.

LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.5 billion of assets in private and public real estate equity and debt investments as of Q2 2025. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results

This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future distributions will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com